COLLECTIVE BARGAINING
	AGREEMENT





	STEEL TECHNOLOGIES, INC.


	and the


	INTERNATIONAL UNION,
	UNITED AUTOMOBILE, AEROSPACE,
	AND AGRICULTURAL IMPLEMENT WORKERS
	OF AMERICA (UAW)


	EFFECTIVE APRIL 15, 1996



	INDEX


ARTICLES	PAGE

I	RECOGNITION	1
II	PURPOSE & INTENT	3
III	RIGHTS OF MANAGEMENT	5
IV	UNION MEMBERSHIP	8
V	DUES CHECK-OFF	10
VI	V-CAP VOLUNTARY CHECK-OFF	13
VII	NO STRIKES/NO LOCK-OUTS	14
VIII	GRIEVANCE & ARBITRATION PROCEDURE	19
IX	REPRESENTATION	27
X	EMPLOYEE ASSISTANCE & CORRECTIVE ACTION	34
XI	ATTENDANCE CONTROL	39
XII	SENIORITY	43
XIII	HOURS & OVERTIME	50
XIV	JOB VACANCIES	55
XV	VACATION	58
XVI	HOLIDAYS	62
XVII	FUNERAL LEAVE	64
XVIII	JURY DUTY	65
XIX	LEAVES OF ABSENCE	66
XX	HEALTH & SAFETY	74
XXI	NON-DISCRIMINATION	75
XXII	UNIFORMS	76
XXIII	UNION BULLETIN BOARD	77
XXIV	WAGES & BENEFITS	78
XXV	MISCELLANEOUS	79
XXVI	CONTRACT TERM	86


ATTACHMENTS	PAGE

APPENDIX "A" (WAGE RATES)	89
APPENDIX "B" (INSURANCE & RETIREMENT BENEFITS)	93
APPENDIX "C" (AETNA OPEN CHOICE PPO PLAN)	95
APPENDIX "D" (DELTA DENTAL PLAN OF MICHIGAN)	98
APPENDIX "E" (GROUP POLICY 35468)	100
LETTER 96-1	103


	COLLECTIVE BARGAINING AGREEMENT


	This collective bargaining agreement is entered into between Steel Technologies, Inc., (the "Company") and the International Union, United Automobile, Aerospace, and Agricultural Implement Workers of America (UAW) (the "Union").


	ARTICLE I

	RECOGNITION


Section 1.

	The Company recognizes the Union as the exclusive representative of all production and maintenance employees employed by the Company at its facility located at 5501 Belleville Road, Canton, Michigan.

Section 2.
	Should the Company relocate the plant to a new facility within a 50-mile radius of 5501 Belleville Road, Canton, Michigan, all displaced bargaining unit employees will be afforded the opportunity to transfer to the new plant. Such transfer rights will apply to any phased or partial relocation as well as a full-scale relocation. If a majority of the employees hired to staff the new plant are UAW members from the Canton plant, the Company shall recognize the Union at the new facility. The Company shall not hire excess employees for the purpose of denying the UAW recognition at the new plant.


Section 3.
	It is understood that the term "Union" refers to the International Union, United Automobile, Aerospace, and Agricultural Implement Workers of America.
The term "Company" refers to Steel Technologies, Inc.

Section 4.
	For the purposes of applying this Article, it is understood that the Union is the sole and exclusive collective bargaining representative for wages, hours, terms, and conditions of employment.

Section 5.
	In the event that a new classification or department is created that duplicates or expands production processes currently performed by bargaining unit employees, such new classification or department shall become part of the contract unit. The Company agrees to meet and confer with the Union on the question of whether any new production jobs or processes should be included in the bargaining unit.

	ARTICLE II

	PURPOSE AND INTENT


	It shall be the general purpose of this Agreement to promote the mutual interest of the Company, the Union, and all bargaining unit employees.
Therefore, it is agreed that the following shall constitute our mutual goals:
	 	We recognize that there is only one truly unbeatable
combination in any business--a team of managers and employees working in harmony to produce quality products.
	 	We recognize that producing quality products provides for the long-term success of the Company and job satisfaction and
security for all employees.
	 	We are committed to enhance to the fullest extent possible the efficiency and quality of production operations.
	 	We seek to create and maintain an environment that encourages regular attendance, a safe and healthy workplace, elimination of strikes, boycotts, and lockouts, and to secure the
advancement and profitability of all parties.
	 	We recognize the need to work closely with customers, to
constantly improve the product, narrow our tolerances, make
service more responsive, and solve production and quality
problems.
	 	We seek a work environment which allows each worker to
contribute fully and to maximize each individual's personal
growth and enhancement.
	 	We seek to provide opportunities for the enhancement of
personal skills and for employees to contribute to the quality of the Company's products and services.
	 	We recognize the necessity to practice and express our mutual respect for the separate interests of each organization.
	 	While recognizing the separate interests of each organization, the Union agrees not to disparage the Company, its products or services, and the Company agrees not to discourage the
development of a positive relationship with the UAW among the
Company's suppliers.
	The purpose of this Article is to express the parties' goals, not to create contractual obligations.  Nothing in this Article shall be referred to or relied upon in arbitration.

	ARTICLE III

	RIGHTS OF MANAGEMENT


Section 1.
	Except as expressly restricted by a written provision of this Agreement, the Company retains all prerogatives previously exercised by Management, including (without limiting the generality of the foregoing) complete discretion to:
	 	Manage the operations, control the premises, direct the working forces, and maintain the efficiency of operations.
	 	Determine the scope of production operations and the size of the work force, including the expansion or retrenchment thereof.
	 	Inaugurate, discontinue, re-organize, or relocate (in whole or in part) any work operations, equipment, processes, or facilities.

	 	Allocate or from time-to-time re-distribute customer jobs or orders among its various plants.
	 	Purchase, sub-contract, or out-source production or maintenance work.
	 	Establish and enforce product quality, work quantity, and job safety standards.

	 	Determine all equipment, methods, and processes and introduce new, improved, or automated technology.
	 	Adopt and from time-to-time revise any policy or program not expressly proscribed or controlled by this Agreement; provided, however, that any new or revised policies shall be posted for one week before they take effect.
	 	Create, modify, consolidate, or abolish job classifications and determine the duties of each job.
	 	Determine or revise the manning of work operations, the number of employees needed on each work operation or machine, and whether to flex the work force through the use of temporary and/or seasonal employees.
	 	Determine whether to fill vacancies.
	 	Determine the number of shifts and the number and classification of employees needed on each shift.
	 	Determine all physical security and property protection measures.
	 	Determine the physical fitness and skills needed for each job and the need for physical, medical, or psychological examinations.

The foregoing rights of management shall be exercised only for good faith business purposes (as opposed to a purpose to undermine the bargaining unit). So long as the Company acts for good faith business purposes, the only limitations on management's authority are those expressly set forth in the other Articles of this Agreement. Nothing in this Article shall authorize the Company to violate any limitation specified in any other Article of this Agreement. The Union shall receive at least 30 days advance notice of any discontinuance, relocation, subcontracting or out-sourcing of any production or maintenance operations. The Company shall explain the reasons for its intended action and provide the Union an opportunity to suggest alternatives; provided, however, that the Company shall not be required to obtain the Union's assent.

Section 2.
	The failure of the Company to exercise any right reserved to or retained by it shall not be deemed a waiver of such right and the exercise of any right in a particular manner shall not be deemed to preclude the Company from exercising such right in some other manner.

	ARTICLE IV

	UNION MEMBERSHIP


Section 1.
	All bargaining unit employees shall, as a condition of continued employment, become and remain members of the Union in good standing. Any employee who is not a member of the Union on the effective date of this Agreement shall, within thirty (30) days after such date, or on the thirty-first (31st) day following the beginning of employment, become a member and thereafter maintain membership in the Union.

Section 2.
	The Union shall accept into membership each employee who pays to the Union the dues and initiation fees uniformly required of all members pursuant to the UAW Constitution.

Section 3.
	Any employee whose membership is properly terminated by the Union by reason of his/her failure to pay the required dues and/or initiation fees shall not be retained as an employee of the Company.  No employee will be terminated unless the Union demonstrates that the employee was notified of any delinquency by certified or registered letter, addressed to the employee's last known address, advising such employee of the amount of the delinquency, the procedure to correct the delinquency, and warning the employee that unless such dues are paid within seven (7) days following receipt of the letter, they are subject to being terminated.

	ARTICLE V

	DUES CHECK-OFF


Section 1.
	The Company agrees to deduct monthly dues and/or initiation fees uniformly required of members in accordance with the Constitution and By-Laws of the International or Local Union, from the pay of each employee who, following the effective date of this agreement, voluntarily executes the following authorization for check-off of dues:
	AUTHORIZATION FOR CHECK-OFF OF DUES
	TO THE ___________________ COMPANY	  DATE __________

		I hereby assign to Local Union No. _____, International Union, United Automobile, Aerospace and Agricultural implement Workers of
America (UAW), from any wages earned or to be earned by me or a regular supplemental unemployment benefit payable under its supplemental unemployment benefit plan as your employee (in my present or in any future employment by you), such sums as the Financial Officer of said Local Union No. _____ may certify as due and owing from me as membership dues, including an initiation or reinstatement fee and monthly dues in such sum as may be established from time to time as union dues in accordance with the Constitution of the International Union, UAW, I authorize and direct you to deduct such amounts from my pay and to remit same to the Union at such times and in such manner as may be agreed upon between you and the Union at any time while this authorization is in effect.

		This assignment, authorization, and direction shall be irrevocable for the period of one (1) year from the date of delivery hereof to you, or until the termination of the collective agreement between the Company and the Union which is in force at the time of delivery of this authorization, whichever occurs sooner; and I agree and direct that this assignment, authorization, and direction shall be automatically renewed and shall be irrevocable for successive periods of one (1) year each or for the period of each succeeding applicable collective agreement between the Company and the Union, whichever shall be shorter, unless written notice is given by me to the Company and the Union, not more than twenty (20) days and not less than (10) days prior to the expiration of each period of one
(1) year, or of each applicable collective agreement between the Company and the Union, whichever occurs sooner.


		This authorization is made pursuant to the provisions of
Section 302(c) of the Labor Management Relations Act of 1947 and otherwise.

Such deduction shall be made during the second pay period of each calendar month. The Company will afford the Union an opportunity to explain dues deductions to and obtain authorization card signatures from new employees.

Section 2.
	A copy of signed check-off authorization forms will be supplied to the Union as they are received by the Company. All such written authorizations shall continue in effect and deductions will continue to be made at the rate therein specified until revoked as provided in the authorization. Unless properly revoked, the authorization cards of employees on layoff or leave of absence shall remain in effect. The Company will notify the Union, in writing, of any employee who has revoked an existing check-off authorization.

Section 3.
	The Company shall remit to the designated financial officer of Local 985 any dues that have been deducted from the pay of an employee. Such remittance shall take place within seven (7) days of the deduction. The Company shall furnish the designated financial officer of Local 985 with a complete list identifying the name, address, social security number, job classification, seniority date, rate of pay, and the current amount of such deduction for all employees for whom deductions have been made in that calendar month.

Section 4.
	If for any reason deductions are not made during the second pay period of any calendar month, the delinquent deduction shall be made from the next available pay period and will be remitted to the designated financial officer of Local 985 immediately.

Section 5.
	Any deduction improperly made from the pay of an employee will be refunded by Local Union 985.

	ARTICLE VI

	V-CAP VOLUNTARY CHECK-OFF


Section 1.
	The Company shall deduct the amount checked off from each employee who has voluntarily completed a form authorizing contributions to UAW V-CAP. The amount shall be deducted each month such authorization remains in effect.
The Company and the Union agree that the signing of this authorization and the authorization of payments to UAW V-CAP are voluntary and are not conditions of membership in the Union or continued employment with the Company.

Section 2.
	The Company shall remit the sums collected at the same time the regular monthly Union dues are remitted. At the time of remittance of such deductions to the Local Union Financial Secretary, the Company will also submit a list of members from whom V-CAP deductions have been made together with the amounts.

	ARTICLE VII

	NO STRIKES/NO LOCK-OUTS


Section 1.
	For the duration of this Agreement, neither the Union nor the members of the bargaining unit will authorize, instigate, aid, encourage, condone, or take part in any strike, work stoppage, sympathy strike, safety strike, slowdown, sit-down, walkout, picketing (including "informational" picketing), concerted abuse of restroom or other privileges, sick-out, overtime ban, in-plant job action, or any other form of concerted interference with normal operations or withholding of normal cooperation.

Section 2.
	Any employee who instigates, aids, encourages, or participates in any act prohibited in Section 1 shall be subject to immediate discharge. Any employee so discharged shall be entitled to invoke the grievance/arbitration procedure solely on the question of whether they actually engaged in the proscribed behavior; provided, however, that the arbitrator shall have no authority to change the penalty for the violation. The Union recognizes that it may be impractical to discharge all persons who engage in a violation of this section and that the Company has the right to engage in selective discharges.


Section 3.
	Neither the alleged violation of this Agreement by the Company nor the alleged commission of any act which would be unlawful under state or federal law shall constitute grounds to violate Section 1. Specifically, the Union agrees that the National Labor Relations Board has jurisdiction to remedy any alleged unfair labor practices and that it will not engage in any action proscribed in Section 1 to protest the alleged commission of unfair labor practices.


Section 4.
	No employee(s) may withhold his or her services from the Company in connection with any labor dispute, which affects the Company or its premises, including cases where the employee(s) may be required to cross and work behind picket lines established by the UAW or other labor organizations at the Company's place of business. Nor shall there be any refusal to work on, handle, or produce any materials because of a labor dispute involving or affecting a vendor, purchaser, supplier, or carrier of materials or equipment.

Section 5.
	If an employee fails to report to work during any strike and claims that their absence was due to illness, they must notify the Company by telephone each day they are absent, produce a written physician's certification, and fully cooperate with any request of the Company to be examined by any physician or facility designated by the Company. Any employee who claims that they were physically prevented from entering the plant must promptly call the plant and request instructions regarding alternate arrangements for being safely transported into the plant. Any employee who fails to fully comply with this section shall be conclusively presumed to be participating in the strike.


Section 6.
	Any employee who in good faith contends that the performance of their job or assigned task will subject them to a clear and present danger of illness or injury must promptly report the situation to their supervisor and perform any other work assigned by the supervisor. Any failure to perform the work assigned by the supervisor or any protest activity by employees not directly affected shall be deemed a violation of Section 1; provided, however, that any employee who is personally traumatized by observing a serious injury shall not be required to resume work.


Section 7.
	The Company has neither the right nor the obligation to utilize the grievance/arbitration procedure to remedy any violation of this article by the Union. In the event of any violation of Section 1 by the Union, the Company's obligation to check-off dues shall be suspended for the balance of the term of the agreement (in addition to any other remedies provided under state and federal law). Provided that the Union has not directly or indirectly instigated, authorized, aided, condoned, or participate in any violation of
Section 1, the Union shall be held harmless from monetary liability if it in good faith takes each of the following affirmative actions:
		(a)	The Union shall promptly notify each bargaining unit
employee that the strike or other misconduct constitutes a violation of the contract punishable by discharge and is not in any way sanctioned or approved by the Union.
		(b)	The Union shall promptly order each bargaining unit
employee to return to work (or cease any violative conduct) at once and use all means at their disposal to bring an immediate end to the violation, including the imposition of discipline upon recalcitrant members.
		(c)	The Union shall not contest or oppose any effort by the
Company to obtain an injunction restraining all picketing or other violative acts.

Section 8.
	In consideration of the foregoing, the Company shall not lock-out the employees during the term of this Agreement.

	ARTICLE VIII

	GRIEVANCE & ARBITRATION PROCEDURE


Section 1.  Definition of a Grievance.
	A "grievance" is a claim by a named employee or the Union that the Company has violated an express requirement or prohibition of this Agreement. The grievance must specify the Article and Section of the Agreement which the Company is claimed to have violated and recite the facts giving rise to the grievance with reasonable specificity.
	Neither the Company nor the Union shall have any obligation to process any complaint which: (a) does not fully qualify as a grievance as defined above;
or (b) arises following the expiration of this Agreement, unless the parties have mutually agreed in writing to extend the provisions of this Agreement.

Section 2.  Grievance Procedure.
	Grievances shall be processed only in the following manner:
	Employees are encouraged to discuss any problem which could result in a formal grievance with their immediate supervisor; provided, however, that such discussions shall not serve to extend the five (5) day time limit set forth in Step One.

	The parties commit to making a sincere effort to keep the procedure free of unmeritorious grievances and to resolve grievances at the earliest step possible.
	A.	Step One.  Grievances shall be initiated only in the following manner:
		 	A Union representative shall sign and file a
grievance on UAW Form F-1 ("Employee Grievance")
within five (5) working days following the
occurrence of the facts giving rise to a
grievance.  In the case of individual grievances,
the aggrieved employee must sign the grievance.
The Company shall have no obligation to process an
untimely grievance.
		 	After receiving a timely grievance, the Company
will arrange a meeting between the Steward and the
Foreman.  At this meeting, the Steward and Foreman
shall make a good faith effort to resolve the
matter.
		 	If the grievance is not resolved as a result of
this meeting, the Foreman shall provide a written
response stating the Company's position to the
Steward within five (5) working days following the
meeting.

	B.	Step Two.  If the grievance has not been resolved at Step One and the Union wishes to pursue the matter, the grievance may be appealed to the second step in the following manner:
		 	The Union shall present a written appeal to the Company's first step answer to the Plant Manager within five (5) working days following receipt of the Company's first step response.
		 	If the appeal is timely, the Company will arrange a meeting between the Unit Chairperson and the Plant Manager at a mutually convenient time.
		 	The Plant Manager and Unit Chairperson shall have the full power and authority to grant, deny, withdraw, or adjust any grievance that is discussed.
		 	The Plant Manager will provide a written response to the Unit Chairperson within five (5) work days of the conclusion of their second step meeting.


	C.	Step Three.  If the grievance is not resolved at Step Two, and the Union wishes to pursue the matter, it may appeal to Step
Three by presenting a written appeal to the Plant Manager within five (5) working days after receiving the Company's second step answer.
		 	If the appeal is timely, the Company will arrange a meeting at a mutually convenient time between a Corporate Representative and a Representative of either Region 1-A or Local 985 of the UAW.
		 	Attending the third step meeting shall be the Plant Manager, Corporate Representative, Unit
Chairperson, and a designated representative of UAW Local 985, or an International UAW
Representative.
		 	In preparation for the third step meeting, the UAW Representative will be granted access to the plant to meet with the Unit Chairperson and the grievant. Where appropriate, the UAW
Representative may view any work operation so long as there is no disruption of production or productivity.
		 	The Company will provide a written response to the Chairperson within five (5) working days following the conclusion of the Step Three meeting.
		 	The representatives attending such third step meeting shall have the full power and authority to grant, deny, withdraw, or adjust any grievance that has been discussed.

Section 3.  Arbitration.
	If the grievance is not resolved at the third step, it may be appealed to an arbitrator for final and binding resolution.
	The Union shall have twenty (20 calendar days following receipt of the Company's third step disposition to appeal such grievance to arbitration.
	 	All arbitrations shall be heard by Theodore High of Cincinnati, Ohio.

	 	If Mr. High is not available, the parties will request a list of seven (7) candidates from the Federal Mediation and Conciliation Service (FMCS). The Union will strike one name from the FMCS list. The parties shall then alternate striking names until only one name remains. The remaining name shall be the Arbitrator. Each party reserves the right to reject one complete panel of names provided by FMCS. Each party reserves the right to have the hearing transcribed and to submit a post-hearing brief.
	 	All fees and expenses of arbitration, including the arbitrator's fees and the cost of transcription, shall be shared equally by the Company and the Union.
	 	The arbitrator shall have no authority to vary the procedures (including any time limit prescribed herein) or otherwise to add to, subtract from, or modify the terms of the contract.
The parties do not intend to be bound by any past practices or implied restrictions not expressly stated herein.
	 	The Company shall have no obligation to arbitrate and no arbitrator shall have jurisdiction to adjudicate any grievance which directly challenges any action taken by the Company pursuant to those rights of management expressly delineated in
Article III.
	 	Under no circumstances shall the arbitrator award back pay to a grievant retroactive to a date earlier than five (5) working days prior to the filing of the written grievance. Any back pay award shall be offset by any interim compensation
(including unemployment compensation) that the employee may have received.
	 	Any arbitration decision shall be final and binding upon both parties.

Section 7.  Miscellaneous.
	A.	All timely grievances challenging disciplinary action taken by the
Company will start at the second stage of the grievance procedure.
	B.	Any settlement or adjustment mutually agreed upon between the
Company and representatives of the Union in any step of this procedure shall be final and binding on all parties.

	C.	If back pay or adjustment in an employee's pay has been agreed upon, the Union will be provided with written verification that the payment or adjustment was made within ten (10) days following the settlement.
	D.	If the Company fails to comply with any of the applicable time limits, the grievance shall be advanced automatically to the next step of the procedure immediately.
	E.	Time limits set forth in this Article may be extended only by written mutual agreement.
	F.	It shall be within the exclusive discretion of the Company whether to retain probationary employees.  The Company's decision regarding the retention of probationary employees shall not be subject to the grievance-arbitration procedure.
	G.	First step meetings shall be scheduled for the last 15 minutes of the day shift.  Any grievant or steward who is required to attend a first step meeting shall be paid for the first 15 minutes of such meeting.  Second and third step meetings shall be scheduled at the mutual convenience of the parties and the unit chairperson shall suffer no loss of earnings for attending such meetings.

	ARTICLE IX

	REPRESENTATION


Section 1.  Union Representatives.
	The Company agrees to provide for union representation as follows:
	A.	Stewards.  The Company agrees to recognize one (1) Steward on each shift as a representative of the employees on such shift.
		 	The Union will notify the Company, in writing, of
all designated stewards and any changes as
appropriate.  Upon receiving written notice, the
Company will recognize the designated steward.
		 	Stewards may utilize the last fifteen (15) minutes
of their shift to discuss potential grievances
with employees, to investigate health or safety
concerns, or to represent employees in
investigatory interviews or first step grievance
meetings.  In addition, each steward's lunch
period will be extended by 30 minutes to enable
the steward to confer with employees during their
lunch period.
		 	Employees wishing to discuss a potential grievance with their steward must obtain advance permission from their immediate supervisor (who will make the
necessary arrangements with the steward and the
steward's supervisor).
		 	Employees who abuse or over-utilize the
opportunity to meet with their steward will be
required to meet with their steward on their own
time.
		 	There shall be no group meetings with stewards on
company time.
		 	Stewards shall be subject to the same rules of conduct and company policies that apply to all bargaining unit employees. Stewards have no
authority to stop work, interfere with normal
operations or interrupt the work of any other
bargaining unit employee.
		 	Stewards shall remain on their jobs and work in
the same manner as all other bargaining unit
employees except when permitted to attend meetings
scheduled under the grievance procedure or during
periods expressly permitted in this Section.
		 	Stewards shall be accorded superseniority for purposes of avoiding layoff provided that there is work available in any job they have previously
held and they are fully qualified to perform the
available work.
		 	All stewards will be paid the rate of pay for
their assigned classification and shift.
		 	All stewards will be eligible for all wage
increases, job bids and benefits to which they
would otherwise be entitled and will suffer no
loss of pay for performing their representation
duties in accordance with this Section.
		 	It is anticipated that the vast bulk of employee problems will be handled during lunch period or the last 15 minutes of the shift.  However, it is
recognized that bona fide emergencies can arise
such as a safety problem which presents an
imminent threat of serious injury.  When the unit
chairperson and plant manager agree that a
situation qualifies as a bona fide emergency, the
steward shall be released to meet with the
affected employee as soon as possible.  It is
anticipated that such emergencies will be the
exception, not the rule.
	B.	Unit Chairperson.  The Company agrees to recognize one (1)
Unit Chairperson designated by the Union as the ranking representative of all employees within the bargaining unit.
		 	The Chairperson shall participate in Second and Third Step grievance meetings without loss of pay.
 It is agreed that such second and third step meetings will be scheduled as needed during mutually convenient times.
		 	Every other Wednesday, the plant manager shall meet with the unit chairperson to confer about matters of mutual concern. Such "good and welfare" meetings shall occur during the last 30 minutes of the day shift unless mutually agreed otherwise.
		 	It is understood that individual employee concerns are to be handled by stewards and that there will be no "doubling up" of Union representatives.
		 	There shall be no group meetings with the unit chairperson on company time.
		 	The Chairperson shall be subject to the same rules of conduct and company policy that apply to all bargaining unit employees. The Chairperson has no authority to stop work, interfere with normal operations or interrupt the work of any other bargaining unit employee.
		 	The Chairperson shall remain on the job and work in the same manner as all other bargaining unit employees except when permitted to attend meetings scheduled under the grievance procedure or during the time periods expressly permitted in this Section.
		 	The Chairperson shall be accorded superseniority for purposes of avoiding layoff provided that there is work available in any job they have previously held and he/she is fully qualified to perform.
		 	The Chairperson will be paid the rate of pay for their assigned classification and shift.
		 	The Chairperson will be eligible for all wage increases, job bids and benefits to which he/she would otherwise be entitled and will suffer no loss of pay for performing union business in accordance with this Section.
		 	It is understood that it may be mutually desirable to have the Chairperson participate in discussions with management that are not specifically described within this Section. In no case will the Chairperson be allowed any additional time to confer with management or handle union business other than what has been described within this Section or what has been mutually agreed upon.

Section 2.  Alternates.
	The Company will recognize an Alternate Unit Chairperson, and Alternate Stewards as designated in writing by the Unit Chairperson.

Section 3.	  Union Leaves.
	The Company agrees to grant two (2) unpaid leaves of absence of up to one week's duration for employees to participate in Union activities during each calendar year. The Union must notify the Company in writing two (2) weeks in advance of the leave. The Company will consider any additional request by the Union for excused unpaid leaves of absence to participate in Union activities.

	ARTICLE X

	EMPLOYEE ASSISTANCE & CORRECTIVE ACTION


Section 1.
	The Company may publish, amend, and enforce reasonable rules of conduct for the purpose of maintaining order, safety and productivity.  A current copy of all rules of conduct shall be provided to the Union and posted on the bulletin board.  The Union shall have five (5) work days following receipt of any rule (or amended rule) to contest its reasonableness in the grievance procedure.  The Company may discipline, suspend, or discharge an employee for violating any rule or other just cause.

Section 2.
	The Company may privately interview any employee but shall, upon request, provide Union representation to any employee who is suspected of misconduct which could result in disciplinary action.

Section 3.
	The parties recognize that substance abuse and violence have reached epidemic proportions in the American workplace. In order to assist employees and protect their co-workers, the Company shall contract with the
Occupational Health Centers of America ("OHCA"), to train stewards and supervisors and counsel employees regarding substance abuse and other personal problems which can negatively impact the workplace.  Substance abuse and violence will be dealt with as follows:
		a.	Substance Abuse.  Employees are encouraged to self-refer
themselves to the employee assistance program (EAP) for counseling before violations of the Company's rules of conduct occur. The fact that an employee has self-referred for substance abuse problems shall never be held against them in any way or referred to in arbitration. However, any possession or being under the influence of alcohol or illegal drugs in the workplace will result in a disciplinary suspension of up to 20 work days. The suspended employee must participate in EAP counseling and complete any rehabilitation program recommended by the EAP. Any subsequent offense shall automatically result in discharge. Whenever the Company has reasonable cause to believe that an employee has caused a serious accident or to suspect that an employee may be under the influence of alcohol or drugs, the Company has the right to have the employee tested by a licensed testing facility. Any employee who refuses to be tested shall be conclusively presumed to have been under the influence. If the test reveals a concentration of .08% alcohol or the following levels for drugs, the employee shall be conclusively presumed to have been under the influence:

		Tested Drug	  EMIT Screen	GC/MS Test*

		Amphetamines	  1000 ng/ml	  500 ng/ml
		Barbiturates	   200 ng/ml	  200 ng/ml
		Cocaine		   300 ng/ml	  150 ng/ml
		Marijuana THC	   100 ng/ml	   15 ng/ml
		Narcotics-Opiates	   300 ng/ml	  300 ng/ml
		PCP			    25 ng/ml	   25 ng/ml

		b.	Violence.  Threats, menacing, and violence will not be
tolerated.  The Union and the Company will establish a Threat
Response Team consisting of three persons, two of whom shall be members of the bargaining unit. The purpose of the Threat Response
Team shall be to work with the EAP to:

		 	Publicize the parties' mutual commitment to a workplace free of threats and violence.
		 	Encourage the reporting to the Threat Response
Team of all threats or menacing conduct.
		 	Develop a procedure for dealing with threats or violence, including criteria for involving law enforcement officials.
		 	Investigate and assess all threats and initiate
EAP assessment of all offenders.
		 	Warn any employee who becomes a target of threats. Develop contingency plans in the event of a serious incident of violence.
	It is anticipated that most threats and minor personal friction can be dealt with by EAP counseling or referrals. However, the Company may impose discipline for any assaultive behavior or aggravated threatening/menacing, including off-premises stalking if the victim is an employee of the Company. In any instance when the Company believes that an employee represents a potential for serious violence, the Company shall have the right to suspend the employee pending psychological/psychiatric testing and evaluation by a provider of the Company's choice. Any testing will be at the Company's expense. The Company may condition return to work upon the employee's cooperation with the testing and the execution of any releases required by law to authorize the Company to obtain a full report from the provider.

Section 4.
	The Company shall pay the monthly fee charged by the EAP but the employee shall be responsible for the fees of any providers to whom the EAP refers the employee to the extent that such fees are not covered by the Company's insurance plan.

Section 5.
	The Union will be promptly copied on any disciplinary action that has been included in the employee's personnel record.

	ARTICLE XI

	ATTENDANCE CONTROL


Section 1.  Purpose.
	The parties recognize that absenteeism is costly to both employers and employees and that an effective attendance policy must be reasonable, predictable, and free from both favoritism and disputes. To that end, the parties have designed the following procedure to improve attendance.

Section 2.  Point System.
	Attendance "points" will be assessed on the following basis:
		(a)	Tardiness or leaving early:
			 	The fourth and any subsequent
occurrence of being 15 minutes or
less late in any calendar year	.5 point(s)

			 	16 minutes to 2 hours	1.0 point(s)

			 	More than 2 hours to 4 hours	1.5 point(s)

			 	More than 4 hours	2.0 point(s)

		(b)	Absence	2.0 point(s)



	An illness which causes absence for 2 or more consecutive days will be counted as one absence (i.e., 2 points) if the employee: (a) provides a physician's written verification of illness; and (b) cooperates with any request by the Company to be examined by a physician or provider of the Company's choosing. (Any falsification or abuse of this system will be grounds for disciplinary action.) The only absences for which points will not be assessed are:
		(a)	Scheduled vacation;

		(b)	Approved leave of absence, including Union leave
as defined in Article VII, Section 3, "parenting leave," "family medical leave," and "employee medical leave" as those terms are defined in
Article XIX, Section 2;

		(c)	Funeral leave;

		(d)	Jury duty or being subpoenaed to court as a
witness (not a party);

		(e)	In-patient hospital treatment or out-patient
surgery for the employee, their spouse, or child;

		(f)	Mandatory military service;

		(g)	On-the-job injury or being sent home after
reporting for work due to observable or measurable illness (e.g., vomiting or fever);

		(h)	Layoff or being sent home for lack of work or
disciplinary suspensions.


	Points will accumulate on a rolling 12-month basis. An employee's point status will be determined by adding all points accumulated during the most recent 12 months preceding the day in question. At the start of each month, all points accumulated during the corresponding month in the previous calendar year disappear. For every 50 hours of overtime, one credit will be earned which can be used within 12 months following the last day of the overtime to eliminate 1.0 points. The credit point will eliminate the attendance point immediately preceding the credit or, where there are no preceding attendance points, the point immediately following the credit.

Section 3.  Corrective Action.
	The following action will be taken to deter and/or discipline excessive absenteeism:
			 	 8 points	written warning
			 	10 points	written warning
			 	12 points	one week suspension
			 	16 points	discharge

	The corrective action set forth above shall not be subject to challenge and the only issue in any arbitration challenging a discharge based upon absenteeism shall be whether the points were properly assessed.

Section 4.  Attendance Bonus.
	Employees who work all scheduled hours of all scheduled work days in a calendar quarter will be paid an attendance bonus equal to 26 times their base hourly rate. Employees who miss no more than one day during the quarter will be paid a sum equal to 16 times their base hourly pay. Employees who miss no more than two (2) days during the quarter will be paid a sum equal to eight (8) times their base hourly rate. The only exceptions shall be absences due to vacations, holidays, funeral leave, jury duty, mandatory military service, being sent home due to lack of work, and leave which qualifies as Union leave under Article VII, Section 3, or "parenting leave," "family medical leave," or "employee medical leave" under Article XIX, Section
2. The calendar quarters shall be January through March, April through June, July through September, and October through December. Employees who earn an attendance bonus shall have the option to trade all or some of the pay for the elimination of absenteeism points at the rate of eight (8) hours pay for 2.0 points. Such option must be exercised before the bonus is paid.

	ARTICLE XII

	SENIORITY


Section 1.  Probationary Period.
	New hires shall serve a 120-day probationary period during which the Company shall have complete discretion regarding their retention. Time served as a "temporary" employee shall count towards the 120 days. The Company shall make its decision whether to hire a temporary employee no later than 90 days after the temporary employee's start date. Once an employee transfers to the Company's payroll, the grievance procedure shall be available to the probationary employee for any alleged violation of the agreement other than discharge. Benefits shall commence the first full month after a probationary employee transfers from the payroll of a temporary service to the Company's payroll.

Section 2.
	Seniority shall be computed from the employee's most recent date of hire. In the event two or more employees have the same seniority date, the employee with the highest last four digits of his/her social security number shall be deemed to have greater seniority.



Section 3.  Layoff and Recall.
	The following seniority groups shall be recognized for purpose of layoff and recall:
									Minimum
								Proficiency
Period*

GROUP I:		30" & 60" slitters	100
GROUP II:		48" & 72" slitters	100
GROUP III:	12", 22" & 24" mills	100
GROUP IV:	44" mill	200
GROUP V:	Annealing	200
GROUP VI:	Crane operators	40
GROUP VII:	Fork lift & truck loaders	40
GROUP VIII:	Receiving	100
GROUP IX:	Shipping	100
GROUP X:	Scale operator	60
GROUP XI:	Maintenance (general)	400
GROUP XII:	Maintenance (electrical)		400
GROUP XIII:	Roll grinders	200
GROUP XIV:	RTS	60
GROUP XV:	Material Handlers	20


	Layoffs within each group will proceed as follows:
	 	The first employees to be laid off shall be those who have not completed their proficiency period. Layoffs shall be in inverse order of the number of days actually worked within the group as of the date of layoff. That is, the employees with the greater number of days worked within their classification shall have priority over employees with fewer days worked regardless of seniority.

	 	After all employees who have not yet completed their proficiency period have been laid off, layoffs among those employees who have completed their proficiency period shall be in inverse order of seniority.

	The company will give good faith consideration to any requests for voluntary layoff but retains the discretion to deny such requests if the absence of the employee would leave the company with an insufficient number of employees who had completed their proficiency period in the affected classification and shift. Anyone who is granted a voluntary layoff must remain on layoff for 30 days or until recalled, whichever is sooner. In order to avoid layoff, any employee who would otherwise be laid off may displace (i.e., "bump") any employee with less plant seniority in:
(a) Group XV; or (b) any other group if (but only if) the employee seeking to exercise bumping rights held the job classification into which he/she seeks to bump within the 36-month period prior to the commencement of the layoff. Employees who have not completed their proficiency period cannot bump those who have. To the extent that cross-training is provided, the employees are responsible to learn all jobs within their seniority group.
In addition, truck loaders must learn the operation of cranes and fork lifts. Recalls from layoff shall be in inverse order of layoff within each group.
The Company shall consider laid-off probationary employees for recall but shall not be compelled to recall them. Laid-off employees who leave town shall be responsible to keep the Company closely advised of their whereabouts. Notification of recall shall be directed to the employee's last known telephone number or any telephone number specified by an employee who plans to be out of
town. If there is no answer at the employee's telephone number, a written notice of recall shall be sent by registered mail. Notification of recall shall give the employee 72 hours to report for work.

Section 4.  Shift Selection.
	The Company shall afford an opportunity for shift selection during the months of May and November each year to all employees who have completed their proficiency period. Shift selection shall be by seniority. Employees changing shifts must stay within the same job classification. If the Company adds a third shift or implements a continuous work operation, all employees who have completed their proficiency period shall be afforded shift selection on the basis of seniority. If the shift selection process fails to produce a sufficient number of fully proficient employees on any shift, the Company may complete the staffing of that shift by assigning the least senior employees who have completed their proficiency period. Any employee who misses the semi-annual opportunity for shift selection because they have not completed their proficiency period shall be given the right to bump when they complete their proficiency period.

Section 5.  Work Assignments & Transfers.
	No employee has any vested claim to be assigned to any task or equipment within their job classification and the Company may assign employees to, or transfer employees between, any tasks or equipment within their classification regardless of their seniority. Employees may be temporarily transferred to other job classifications or tasks regardless of seniority so long as they suffer no reduction of their regular wage. Employees temporarily transferred to a higher rated job for more than four hours shall be paid the wage rate of the higher rated job. After having served in a job for a total of 160 hours in any calendar year, an employee may decline any further temporary transfers to such job for the balance of the calendar year. Time spent in temporary transfers shall be counted as time worked in the employee's regular job for the purpose of completing his proficiency period.
The grievance procedure shall be available regarding claims that transfers are being abused for punitive purposes.

Section 6.  Seniority List.
	The Union will be furnished an updated seniority list on a monthly basis that includes each employee's address, telephone number, social security number, job classification, seniority group, rate of pay, shift, and seniority date. A copy of each updated list shall be posted on the bulletin board.

Section 7.  Loss of Seniority.
	Seniority shall be broken (i.e., employment shall cease) for any of the following reasons:
		 	Voluntary quit.

		 	Failure to report for work for three consecutive days without complying with the Company's notification requirements.

		 	Discharge (unless reversed through the grievance procedure).

		 	Retirement or disability settlement.

		 	Failure for any reason to perform any production or maintenance work for 12 consecutive months or a period equivalent to the employee's seniority, whichever is longer.

		 	Failure to return on time from an approved leave of absence or recall from layoff.


Section 8.  Machine Operators.
	Separate classifications for machine operators and helpers are eliminated. Employees who enter any machine operator classification will be subject to the pay progression set forth in Appendix A and, in order to retain the position, must demonstrate adequate progress toward full proficiency by the end of the designated proficiency period (i.e., entering the machine operator job entails an "up-or-out" commitment).

	ARTICLE XIII

	HOURS & OVERTIME


Section 1.
	The current 40-hour work week (consisting of five consecutive eight-hour days beginning with the third shift on Sunday) shall remain in effect unless changed in accordance with this section; provided, however, that nothing herein shall be construed as a guarantee of any particular number of hours of work.
The normal shift starting times shall be:
		 	First Shift:		7:00 a.m.
		 	Second Shift:	3:00 p.m. or 3:30 p.m.
		 	Third Shift:	11:00 p.m. or 11:30 p.m.
Management shall have the right to change the work day, the work week, and/or shift times; provided, however, that any continuous work schedule must be mutually agreed between the Company and the Union. Any such change may affect less than all employees (e.g., staggered work days or shift times). The
Company will meet and confer with the Union at least twenty (20) work days prior to any permanent change of work days, work weeks, or shift times; provided, however, that the Company may proceed with the implementation of the change when the 20-day meet and confer period has expired.

Section 2.
	On those operations where the Company is operating two shifts, the employees will receive a 30-minute unpaid lunch break. On those operations where the Company is operating three shifts, the employees will receive a 20-minute paid lunch break but may not leave the premises. The Company shall continue its current practice of unscheduled rest breaks; provided, however, that any abusers may be limited to two scheduled 10-minute rest breaks after having received two written warnings during any 12-month period, copies of which shall be provided to the Union. Rest breaks shall be taken in a manner which does not interfere with machine operation.

Section 3.
	Employees working any shift which begins after 12:00 noon will be paid an hourly premium of $.45 and employees working any shift which begins after 8:00 p.m. shall be paid a shift premium of $.45.

Section 4.
	Employees will be paid time and one half their regular hourly rate (including any shift premium) for all hours actually worked in excess of forty
(40) hours per week. Time paid for but not worked due to scheduled vacations, holidays, jury duty, or funeral leave and time spent on Union leave under
Article VII 3 up to eight hours per day shall be treated as time actually worked for purposes of eligibility for overtime pay. Time missed due to machine break-down shall also be treated as time worked unless the employee elects to go home. Scheduled work time (of up to eight hours per day) which is missed due to illness shall be treated as time worked for purposes of eligibility for overtime pay if the employee presents a physician's certification of illness. (Example: Employee "A" works 10 hours Monday through Wednesday but misses Thursday and Friday due to certified illness.
For purposes of overtime pay calculation, "A" has 46 hours (30 actually worked and 16 credited) and will be paid six (6) hours at time and one half.)

Section 5.
	The Company will keep track of all overtime hours offered or worked. When overtime is needed the Company will give as much advance notice as possible and will (if time permits) solicit volunteers from among those in the affected classification(s) who are qualified to perform the available work. If overtime hours are equal, the highest seniority employee will first be offered the overtime. Otherwise, the overtime will be offered to the employee with the lowest balance of hours. Employees who decline overtime will be charged with the time they could have worked for equalization purposes. If time does not permit the solicitation of volunteers or if there are insufficient volunteers, the Company may assign overtime in inverse order of plant seniority among those employees in the affected classification(s) who are qualified to perform the available work. Once the Union notifies the Company of a disparity of more than 16 hours of charged or worked overtime between similarly-situated employees, the low hours employee shall be offered the next available overtime opportunities until the imbalance is eliminated. The Company shall not mandate more than two hours of daily overtime (except to cover for an unforeseen absence, in which case the Company may assign up to four hours of daily overtime). The Company shall not mandate Saturday work unless the affected employees have been notified by the end of their shift on the prior Thursday and no more than three consecutive Saturdays shall be mandated.
Sundays and Holidays shall be voluntary; provided, however, that the Company may assign one shift of maintenance and/or annealing employees on Sunday.
No employee shall be assigned to consecutive Sundays. All hours worked by such maintenance or annealing employees on Sunday shall be paid at time and one half unless it is the employee's seventh consecutive day actually worked, in which case it shall be paid at double time. (Days paid but not actually worked shall not count toward the seven consecutive days actually worked.) All time actually worked on Holidays shall be at double time. The unit chairperson shall be provided with a compilation of overtime worked each week.
Section 6.
	If an employee reports to work as scheduled or is called in outside of his normal schedule and there is less than four (4) hours of work available in the employee's regular job classification, the employee will be given the option to: (a) leave after all available work within his regular classification is finished; or (b) work out-of-classification at his normal rate for the balance of the four-hour period. When an employee works outside of his classification to fulfill the four-hour guarantee, the Company shall not release a regular bargaining unit employee but may release persons on the payroll of a temporary service agency.

	ARTICLE XIV

	JOB VACANCIES


Section 1.
	Vacancies in production jobs (including new jobs) shall be posted for bids for five (5) work days. The posting shall specify the classification, wage rate, shift, and proficiency period.  Employees will be given an opportunity to sign the bid sheet.  The selection among bidders shall be controlled by:
(a) relevant experience, skills, and job knowledge; (b) the bidder's overall employment record (including attendance); and (c) seniority. In evaluating a bidder's "relevant experience, skills, and job knowledge," the Company will not consider experience gained via temporary transfers. When the job is not awarded to the senior bidder, the Union will receive an explanation of the criteria upon which the Company based its selection. The Company may fill vacancies in maintenance jobs by hiring from the street but shall post for all production jobs unless the Company's capacity to train replacements is compromised by a multiple loss of trained personnel in one classification.



Section 2.
	The Company may temporarily fill any vacant position which has been posted.
 If there is no successful bidder for the posted job classification, the employer shall be entitled to fill that job opening by assigning a temporary employee or (if there are no temporary employees) the lowest seniority employee or by hiring a new employee.  If no one is hired during the sixty
(60) day period following the posting and the employer still desires to fill the job, it shall be posted in accordance with this article before the employer shall again be entitled to fill the job by hiring a new employee.

Section 3.
	Any successful bidder who: (a) elects to return to his prior job within the first five work days on the new job; or (b) fails to demonstrate adequate progress during the proficiency period shall be returned to their prior job.
Any employee who voluntarily withdraws within the five-day period shall forfeit his/her bidding rights for a period of 90 days from the date of withdrawal. Successful bidders who complete the proficiency period shall be barred from lateral or down bids for one year.

Section 4.
	If a successful bidder cannot be transferred to the new job within 20 work days following the award of the job, he/she will be paid the rate of the new job beginning the 21st day if the rate of the new job is higher. If a successful bidder cannot be transferred within 20 work days, the Company will meet and confer with the Unit Chairperson and any further delay shall be credited towards completion of the proficiency period for the new job.

	ARTICLE XV

	VACATION


Section 1.  Vacation Entitlement.
	Full-time employees who have completed one full year of continuous service are eligible for paid vacation according to the following schedule:
		Full Years of Service			   Vacation
			   One				   One Week
			   Two				  Two Weeks
			   Ten				 Three Weeks

	Vacation will be taken in the anniversary year following the year in which it is earned. (Example: Employee Jones completes two full years of service on July 1, 1997. Jones is entitled to two weeks of vacation during his/her following anniversary year, July 1, 1997 through June 30, 1998.) Eligible employees will be paid a sum equal to 40 times their straight time hourly wage for each week of vacation entitlement. To receive full vacation pay, the employee must have worked 1500 hours during the previous anniversary year. If the employee worked less than 1500 hours, their vacation will be pro-rated. (Example: Employee Smith's full vacation entitlement would be two weeks but Smith worked only 1300 hours. Smith will be entitled to 13/15ths of 80 hours pay or 69.5 hours). Vacation pay will be paid prior to the commencement of the employee's vacation if the employee makes a request for advance payment ten (10) work days before their vacation begins.

Section 2.
	A.	The Company recognizes the importance of providing the employees the opportunity to take their full vacation entitlement, and the Union recognizes that having an excessive number of employees on vacation can disrupt operations.
	B.	Accordingly, employees will make their vacation preference known, in writing, on a form to be provided by the Company not later than
December 1st of each calendar year.  Such request shall be for the scheduling of vacation time for the following calendar year.
Vacation requests shall include an employee's first, second, and third choice for the following calendar year.
	C.	The Company will allow up to four (4) employees per shift but no more than two (2) employees per job classification per shift to be on vacation in the same week.  It is recognized that during the calendar year, there may be periods of time when production needs are significantly less than normal levels (i.e., auto company vacation shutdowns, etc.).  Management agrees to notify the Union of such periods and to discuss the feasibility of expanding the minimum numbers of employees that will be allowed on vacation at the same time.
	D.	Available vacation slots will be filled in plant seniority order
(most senior employee having preference) among all employees who timely submit their vacation preference form.
	E.	Management will post the completed vacation schedule by December
31st of each calendar year.
	F.	Any vacation slots not filled by the timely submission of vacation preference forms shall be filled on a first come, first served basis regardless of seniority.

Section 3.
	Vacations shall normally be taken in full-week increments, although the Company will attempt to accommodate requests for less than full-week (but not less than full-day) increments submitted with advance notice. Employees who cancel their vacations shall give as much advance notice as possible. An employee who cancels their vacation may select a new vacation period from whatever unused slots remain available. The Company shall not cancel scheduled vacations unless unforeseeable events beyond the Company's control create a shortfall of qualified personnel which cannot be overcome by overtime or temporary transfers.

Section 4.  Unused Vacation.
	The parties strongly encourage all employees to use all of their vacation time. Employees eligible for one or more weeks of vacation must schedule at least one week of their vacation entitlement. In those situations where an employee does not utilize their full vacation entitlement, they will be paid their unused vacation entitlement on December 31 of each year, except for the one week they are required to use. When the employee's scheduled vacation is canceled and all remaining vacation slots are filled, the employee will be excused from the requirement to use one week's vacation.

	ARTICLE XVI

	HOLIDAYS


Section 1.
	Employees who have completed their probationary period and who work all scheduled hours on the last work day preceding and the first work day following a holiday shall be paid a sum equal to eight hours times the employee's base hourly rate for each of the following holidays:
		 	New Year's Day		 	Day After Thanksgiving
		 	Good Friday		 	Christmas Eve
		 	Memorial Day		 	Christmas
		 	Independence Day	 	New Year's Eve
		 	Labor Day			 	Three Floating Holidays*
		 	Thanksgiving Day

	The only exceptions to the requirement to work all scheduled hours before and after the holiday shall be: (a) tardiness of 15 minutes or less; (b) Union leave under Act VII 3; (c) hospital admission; (d) pre-scheduled vacation;
(e) jury duty; (f) funeral leave; and (g) lack of work. The Company shall have the discretion to pay the holiday in any situation where penalizing the absence would not further the goal of deterring absenteeism. One week's advance notice will be required for floating holidays. The maximum number of employees who can be absent on floating holidays are four (4) employees per shift but no more than two (2) per job classification. Floating holidays will be scheduled as a first come, first served basis.

Section 2.
	Holidays which fall on Saturday shall be observed on the preceding Friday and holidays which fall on Sunday shall be observed on the following Monday.


Section 3.
	Employees who are on approved vacation on the day a holiday is observed will receive an additional day off with pay to be scheduled by the employee and their supervisor.

Section 4.
	Holiday and vacation hours paid for but not worked will be counted as hours worked for purposes of computing weekly overtime pay.

	ARTICLE XVII

	FUNERAL LEAVE


	Any employee who has completed their probationary period is eligible for:
(a) up to three (3) days of paid leave in the event of the death of the employee's current spouse, child, parent, brother, sister, grandparent, grandchild, mother-in-law, or father-in-law; and (b) one day's paid leave in the event of the death of a brother-in-law, sister-in-law, son-in-law, daughter-in-law, or stepparent. Funeral leave pay shall be calculated on the basis of eight times the employee's base hourly rate for each scheduled day missed. Funeral leave must be taken during the period beginning with the date of death and ending with the date of the funeral or memorial service. In order to be eligible, the employee must submit verification of having attended the funeral or memorial service.

	ARTICLE XVIII

	JURY DUTY


	Any employee who has completed their probationary period and is compelled to serve on a jury on a day the employee is scheduled to work shall be paid a sum equal to the difference between their jury duty pay and eight times their base hourly wage rate. In order to receive jury duty pay, the employee must provide the Company with a copy of the jury summons within two work days after receiving it and must submit written confirmation from the court regarding their dates of service and amounts received. Employees must report for work on any day when their services as a juror are not required or when they are excused from jury duty with more than four hours remaining on their scheduled working day.

	ARTICLE XIX

	LEAVES OF ABSENCE


Section 1.  Personal Leave.
	The Company may grant unpaid personal leaves of up to nine (9) months' duration to employees who demonstrate a compelling personal need. The grievance procedure shall be available if the Union believes that the refusal of a leave constitutes an abuse of discretion. The Company may impose reasonable terms upon the granting of personal leaves (e.g., periodic status reports). The Company shall continue the employee's group health coverage for up to twelve (12) weeks, whereupon the employee may exercise COBRA purchase rights.

Section 2.  Family & Medical Leave.
	The following provisions shall apply to all family or medically-related leaves, including leaves occasioned by occupational injuries or illnesses compensated by workers' compensation:
		1.	An employee with at least 12 months of service who
actually worked at least 1,250 hours during the 12-month period preceding a leave request (excluding vacations, holidays, leaves, etc.) will be granted up to 12 weeks of unpaid leave during any rolling 12-month period:

			(a)	Parenting Leave.  To care for a newborn son
or daughter or a child placed with the employee for
adoption or foster care.
			(b)	Family Medical Leave.  To care for a
spouse, child, or parent of the employee who has a
serious health condition.
			(c)	Employee Medical Leave.  Because of a
serious health condition (including pregnancy) that
renders the employee unable to perform the functions of
his job.  The period of leave shall not exceed the
period of disability.
		All parenting leave shall be taken on consecutive full days
and must be utilized before the newborn is 12 months old or within
12 months following the adoptive or foster placement.  Husbands and wives shall not be required to aggregate family medical or parenting leave.  During the first year of the contract, the Company shall not exercise its statutory right to require employees to first utilize vacation in substitution for leave.  If, during the first year of the contract, the frequency of family and medical leave increases significantly, the Company may require the utilization of up to one week of vacation.
		2.	In the case of employee medical leave, the term "serious
medical condition" means an illness, injury, or condition that:  (a)
renders the employer unable to perform the functions of their job;
and (b) requires in-patient care in a hospital or residential care facility; or (c) requires continuing treatment by a physician or other health care provider.  The following conditions do not normally constitute serious medical conditions:  colds, flu, ear ache, upset stomach, minor ulcers, headaches, and routine dental problems.  Any period of incapacity due to pregnancy will be considered a serious medical condition.  Absence because of
substance abuse (as opposed to treatment therefor) does not qualify.
		3.	Where the need for leave is foreseeable (e.g., normal
childbirth, elective surgery), the employee shall give at least 30 days' written advance notice.  The leave shall not commence until proper notice has been given.
		4.	The employee must provide specific information as to the
need for the leave and its expected duration.  In the case of employee medical leave, the employee must notify the Company as soon as possible of the nature of the medical problem and whether it will require in-patient treatment or continuing treatment by a physician.
 Unless physically incapacitated to do so, employees granted family or medical leave shall telephonically report on their status and expected date of return on a weekly basis.
		5.	If the leave is for a serious health condition of the
employee or a family member, such condition must be supported by a written certification from the treating physician or health care provider.  In the case of employee medical leave, the certification must recite the provider's opinion regarding the impact of the illness or injury upon the employee's ability to perform the specific functions of their job.  The Company will provide a list of the essential functions of the employee's job on the request of the provider.  If the certification is incomplete or the Company has reason to doubt its validity, the employee must obtain the opinion of a second health care provider designated by the Company.  The cost of the second opinion shall be borne by the Company.  Should the second opinion differ from the original certification regarding the need for, or anticipated duration of the leave, the Company and the Union shall select a third medical provider whose opinion shall be binding and conclusive on all parties.  The cost of obtaining the third opinion shall be borne by the Company.  If the serious health condition requires more than one month's leave, the employee must submit monthly recertification of disability from his/her provider.
		6.	Family medical leave or employee medical leave may be
taken intermittently to the extent permitted by the Family & Medical
Leave Act (FMLA).  The employee shall utilize intermittent leave only when medically necessary.  In any situation where the need for leave is foreseeable based upon planned medical treatment (including recurring visits to a health care provider), the employee shall schedule the treatment in accordance with minimal disruption of the employer's operations (i.e., to miss as little scheduled work time as possible).  In order to minimize the disruptive effect of the employee's absence, the Company may transfer the employee to other duties (without loss of pay) for the duration of the leave.
		7.	Before being restored to duty, any employee whose leave
is based upon their own serious health condition must submit written verification from their treating physician or provider evidencing the provider's understanding of the essential functions of the employee's job and the employee's ability to fully perform such functions. If the Company has reason to believe that the restoration of the employee would pose a significant risk to the health or safety of the employee or others which cannot be eliminated by reasonable accommodation, the employee shall be examined by a provider selected by the Company as a condition to restoration. If the opinions of the treating provider and the Company-selected provider differ, the question of the employee's entitlement to restoration shall be resolved by arbitration under
Article VIII. Any employee denied restoration may utilize any remaining balance of the 12-week maximum leave.

		8.	An employee on family or medical leave shall not be
entitled to any pay or benefits other than group health plan and sickness & accident insurance coverage. Employees on family or medical leave shall be subject to the same financial obligations
(e.g., co-payments, deductibles) as active employees regarding group health coverage. If the employee cannot return to work after exhausting 12 weeks of family or medical leave, the employee may exercise COBRA purchase rights.


		9.	Upon completion of any family or medical leave, the
employee shall be restored to an equivalent position with equivalent pay and benefits.  The Company shall continue its current practice of providing medical coverage for up to 26 weeks for employees who are collecting sickness & accident insurance benefits.
		10.	If an employee remains disabled due to a serious health
condition after exhausting 12 weeks of FMLA leave, the employee will continue to collect the remainder of sickness & accident insurance benefits.

		11.	Attendance points will not be assessed against any
absence which qualifies as a parenting leave, family medical leave, or employee medical leave under this section. Moreover, all such qualifying leave time shall be counted as time worked for the perfect attendance bonus.

Section 3.
	Obtaining any leave under false pretenses, seeking or taking any employment during a personal leave, failure to cooperate with any examination called for in this article, failure to immediately report for work upon the expiration of any period of leave, or any violation of the stated purpose or terms of any leave shall be grounds for termination.

Section 4.
	Seniority shall continue to accrue during any approved leave of absence. If a layoff is in effect when an employee seeks to return from a leave of absence, the employee will be placed in the same position they would have occupied had they been on the active payroll at the time the layoff commenced.

	ARTICLE XX

	HEALTH & SAFETY


	It is agreed that the Company, the Union, and the Employees share a common responsibility to achieve a safe and healthy workplace. The Union will designate a Safety Chairperson who may also be the Unit Chairperson. The
Safety Chairperson shall be provided with a copy of all MSD sheets and all reports mandated by OSHA. A safety committee comprised of two managers, the Safety Chairperson, and one representative from each of the four operational areas (slitters, mills, material handling, and maintenance) shall meet monthly and conduct an inspection of the plant. The Company shall provide and the employees shall utilize all personal protective equipment required by OSHA. Employees who fail to follow safe practices or fail to utilize any personal protective equipment designated by the Company shall be subject to corrective action. All supervisors shall be certified in standard first aid and cardio-pulmonary resuscitation and the Union shall be provided a copy of their certification and periodic renewals. The Company shall meet and confer with the Safety Chairperson regarding the adequacy of any arrangements with outpatient clinics and/or hospitals. Any injured employee who is sent home by the clinic or hospital shall be paid for the balance of their scheduled shift.

	ARTICLE XXI

	NON-DISCRIMINATION


	The Company will not discriminate against any employee for any reason prohibited by any federal or state statute, including employment discrimination based upon race, color, religion, sex, nationality, age, disability, or union membership.

	ARTICLE XXII

	UNIFORMS


	The Company shall continue to provide uniforms (and laundering services therefor) for all bargaining unit employees. Employees shall be responsible for the proper cycling of their uniforms and to verify the number of uniforms returned by the laundering service. In the event that the temperature reaches 85 degrees Fahrenheit inside the plant, employees will be permitted to wear the following in lieu of uniform shirts:
	 	Plain white t-shirt.
	 	Steel Tech logo t-shirt.
	 	UAW logo t-shirt.
	No additional words, messages, or symbols are permitted on shirts worn in lieu of uniforms. Uniforms shall be worn Monday through Friday but Saturday shall be considered a "casual day."

	ARTICLE XXIII

	UNION BULLETIN BOARD


	The Company shall make available to the Union a bulletin board for the posting of notices and other union business.

	ARTICLE XXIV

	WAGES & BENEFITS


	Bargaining unit employees shall be paid the wages set forth in Appendix A and the insurance and retirement benefits set forth in Appendix B.

	ARTICLE XXV

	MISCELLANEOUS



Section 1.
	Pay checks shall be distributed on Thursday for hours worked the prior week. Pay checks shall not be withheld as a form of corrective action.

Section 2.
	The Company will continue its current policies regarding smoking and parking assignments unless and until mutually agreed otherwise.

Section 3.
	If the Company's modification of any existing job classification substantially changes the essential nature of the job's duties, the parties will meet and confer regarding any wage issues. Temporary transfers, machine modifications, or the assignment of fill-in responsibilities shall not be considered as substantial changes. The existing rate shall remain in effect until the parties reach agreement; provided, however, that any change shall be retroactive to the date when the changes took effect.

Section 4.
	Within 60 days following the effective date of this Agreement, the Company shall provide the Union with a written description of each job. The fact that a particular task is omitted from a job description shall not be grounds for an employee to refuse to perform that task.

Section 5.
	Within 30 days following the effective date of this Agreement, the Company shall vacate the room which currently houses the computer that handles the set-up for the large slitters and convert the space to a Union office. The
Union shall keep the office locked and shall not knowingly permit loitering in such office.

Section 6.
	Supervisors shall not routinely perform bargaining unit work; provided, however, that supervisors may perform production or maintenance work on a "spot" basis:
	 	To assist bargaining unit employees as needed in order to maintain the flow of production, meet delivery commitments, or catch up when production falls behind.
	 	To train employees or test equipment.
	 	To respond to unforeseen emergencies.
	 	To cover for absenteeism or a shortage of qualified personnel; provided, however, that the Company shall, where possible, use overtime, temporary transfers, and/or the procedures for filling job vacancies to avoid excessive production work by supervisors.

Section 7.
	Any payroll deductions currently offered shall continue to be offered.

Section 8.
	The Company shall provide each employee a copy of this Agreement. If the document is printed by a commercial printer, the Company shall utilize a union printer.

Section 9.
	If the Company permits any supervisor to return to the bargaining unit, he/she shall be treated as a new hire.

Section 10.
	The Company shall enforce a policy against sexual harassment.

Section 11.
	Employees who quit, retire, die, or are discharged shall receive one twelfth of their earned but unused vacation pay for each full calendar month completed during the anniversary year during which the death, retirement, quit, or discharge occurs.

Section 12.
	Payroll errors of four (4) or more hours shall be rectified within two full work days following verification of the error.

Section 13.
	The Company shall engage an architect or space planner to study the feasibility of expanding the women's locker room.




Section 14.
	Leaders may give routine assignment and direction but shall not recommend or impose discipline.

Section 15.
	The Company shall continue to reimburse employees who have completed their probationary period up to $100.00 annually toward the cost of steel-toe safety shoes.

Section 16.
	The Company shall continue to reimburse employees who have completed their probationary period for prescription safety glasses on the following basis:
	 	50% of the cost of regular eye exam once every two years, to a maximum of $50.00, provided that the purchase of prescription safety glasses occurs as a result of the exam;
	 	100% of the cost of lenses once each calendar year
(accessories, such as tinting, scratch guard, etc., are not covered);
	 	Up to $50.00 toward the cost of frames, once each calendar year.

	 	Replacement costs for lost or damaged frames and lenses will be reimbursed once per calendar year according to this same schedule.

Section 17.
	The Company shall reimburse employees who have completed one full year of service and are pursuing an undergraduate degree for their actual out-of-pocket cost for tuition and books and shall reimburse non-degree course work on the same basis if (but only if) the course is strongly job related and approved in advance by the plant manager. Disputes over the job-relatedness of a course are subject to the grievance arbitration procedure. Tuition reimbursement shall be on the basis of 90% for an "A" grade, 85% for a "B" grade, and 80% for a "C" grade.

Section 18.
	Each calendar year, the employee who submits the best written safety suggestion which is adopted shall receive a $100.00 cash award. The Safety Committee shall make the selection from those suggestions adopted by the Company.



Section 19.
	The Company will not deduct from an employee's pay amounts of less than $20.00 which have been previously overpaid. Any deductions for amounts in excess of $20.00 must be made by the second pay following the error.


Section 20.
	The current contractual relationship with the food service vendor will be terminated effective May 4, 1996. Thereafter, Local 985 will assume total responsibility for the selection and all arrangements with food service vendors. The Company shall not enter into (or guarantee) any further contracts with food service vendors. All funds received by Local 985 from food service vendors shall be deposited into an account for the use of the Steel
Tech bargaining unit to cover the purchase of office supplies and other reasonable and necessary expenses.
Section 21.
	Up to a maximum of ten (10) attendance points assessed prior to the effective date of this agreement will be carried over for purposes of the 16-point limit in Article XI. For those employees who have more than ten (10) points, the oldest points will be eliminated until the employee's point status is reduced to ten (10). However, all prior discipline not pertaining to attendance shall be considered expunged as of the effective date of the agreement.

	ARTICLE XXVI

	CONTRACT TERM


Section 1.
	If applicable Federal or state law renders invalid or unenforceable any of the provisions of this Agreement, all unaffected provisions shall remain in force and the parties will negotiate in good faith regarding a replacement for the invalid provision. Such replacement provision shall become effective immediately upon agreement by the parties without the need for further ratification by the Union membership and shall remain in effect for the duration of this Agreement.

Section 2.
	This Agreement shall become effective  on the first Monday after receipt by the Company of written notice from the Union that a written agreement approved by the respective bargaining committees has been properly ratified by the members of the bargaining unit pursuant to the provisions of the UAW
International Constitution.

Section 3.
	If either party gives notice of its desire to modify or terminate this agreement by February 1, 1999, the agreement shall expire March 31, 1999. If the parties have not concluded a new agreement by the expiration date, all provisions of the Agreement shall remain in effect unless and until:

	 	The parties execute a new agreement; or
	 	The parties mutually agree to terminate this Agreement; or The Company exercises any right under federal law to implement its offer following a bargaining impasse; or
	 	The Union exercises its right under federal law to strike or the Company exercises its right to lockout.
	If timely notice to modify or terminate is not given, the agreement shall continue in effect for successive yearly periods until notice is given by February 1 of any year.

Section 4.
	Notices of intent to modify or terminate this Agreement shall be in writing and sent by registered mail or overnight delivery to:  UAW Region 1-A, 9650
South Telegraph Road, Taylor, MI 48180; Steel Technologies, Inc., 5501
Belleville Road, Canton, MI 48188.



Section 5.
	Both parties have been afforded adequate opportunity to bargain over any subject and neither party shall have the right during the term of this
Agreement to demand bargaining over any subject which is contained in (or which could have been contained in) in this Agreement; provided, however, that if, during the term of this contract, the Company contemplates taking some action which is not expressly authorized by a provision of this Agreement, nothing herein shall be deemed as a waiver by the Union of any bargaining opportunity required by federal law.
							INTERNATIONAL UNION, UNITED
							AUTOMOBILE, AEROSPACE, AND
							AGRICULTURAL IMPLEMENT
STEEL TECHNOLOGIES, INC.			WORKERS OF AMERICA (UAW)


By	____________________________		By	____________________________
	J. C. Thomas						Bob King, Regional Director
	Vice President - Manufacturing
								____________________________
	____________________________			Don Jividen
	James Krinock					International Representative
	General Manager
								____________________________
								Al Przydzial, Vice President
								UAW Local 985

								____________________________
								Glenn Davis, Committeeperson

								____________________________
								Christa Morrelli,
Committeeperson

								____________________________
								Leonard Craig, Committeeperson

	APPENDIX A


	WAGE RATES



	GRADE                   	JOB                     	RATE

 	1                  MATERIAL HANDLER             	9.00


 	2                  CRANE OPERATOR               10.00
                     FORKLIFT OPERATOR
                     TRUCK LOADER


 	3                  RTS COORDINATOR              10.25
                     BL LEADER


 	4                  SLITTER OPERATOR             11.00
                     MILL OPERATOR
                     RECEIVING
                     SHIPPING
                     SCALE OPERATOR


 	5                  44-INCH MILL OPERATOR        12.00
                     ROLL GRINDER
                     ANNEALING OPERATOR


 	6                  MAINTENANCE                 	14.50


A.	WAGE PROGRESSION.


	Section 1. Any employee whose wage rate as of the effective date of the contract is below the contract rate for their classification shall receive an increase equal to one third of the difference between their current rate and the contract rate for their classification on: (a) the effective date of the agreement; and (b) the first and second anniversary dates of the contract.
	Example:	Employee Jones' rate is $9.25 on March 31, 1996.  The
contract rate for Jones' "Grade II" job is $10.00.
Jones will receive the $.75 difference in the following three installments: $.25 increases on the effective date of the agreement and $.25 increases on the first anniversary date and the second anniversary date.


	Section 2. Any employee whose wage rate as of the effective date of the contract is at or above the contract rate for their classification shall have their rate red-circled and receive lump sum payments equal to 2.5% of their prior calendar year's gross earnings on: (a) the effective date of the contract; and (b) the first and second anniversary dates.
	Example:	Employee Smith's wage rate is $11.20 and the contract
rate for his "Grade IV" job is $11.00. Smith's $11.20 rate shall be red-circled and he will receive lump sum payments equal to 2.5% of his prior year's gross earnings on the effective date and each anniversary date of the agreement.


	Section 3. Any employee who would receive less than a $.30 per hour average annual increase under the formula set forth in Section 1 shall be increased to the contract rate on the effective date of this Agreement and shall receive lump sum payments equal to 2.5% of their prior year's gross earnings on the first and second anniversary dates of the contract.



B.	JOB BIDS.
	Employees who successfully bid to a higher rated job will begin their new job at their then-current rate or 90% of the then-current wage rate of the lowest paid employee in the bid classification, whichever is higher. After completing their proficiency period or 200 work days, whichever is shorter, the successful bidder will receive the then-current wage rate of the lowest paid employee in the classification. If the lowest paid employee's wage rate is below the contract rate for the classification when the bidder completes his proficiency period, the bidder will "piggyback" the progress of the lowest paid employee in achieving the full contract rate.
		Example: Employee Miller's wage rate is $8.00 when he successfully bids to a Grade IV job as a slitter operator. The lowest paid slitter operator at the time of the bid is Employee
O'Reilly who earns $10.00.  Miller's starting rate will be $9.00
(90% of $10.00) and he will move to a wage identical to O'Reilly's when he completes the 100-day proficiency period. When O'Reilly moves to the full contract rate ($11.00), so does Miller.

Employees who bid laterally or to a lower rated job during the first two years of the contract shall receive the average wage of the employees who hold that classification. Employees who bid laterally or to a lower rated job during the third year of the contract shall receive the full contract rate for the bid job. If the bidder has never before held the bid job, he shall start $.50 below the rate set forth in the preceding sentence and shall be increased by $.50 when he completes the proficiency period for the job.


C.	NEW HIRES.
	New hires will start $1.00 per hour below the rate for their classification and will receive $.50 increases on their first and second anniversary dates.


D.	RATIFICATION BONUS.
	As an inducement to ratify the contract, each employee who is employed as a full-time, regular employee of Steel Tech on April 13, 1996 shall be eligible for a cash bonus of $4,500.00 if (but only if):  (a) the UAW notifies the
Company no later than midnight April 13, 1996 that acceptance of this offer has been ratified by the membership and that the agreement will take effect on April 15, 1996; and (b) there has been no strike, slowdown, inside games, or other conduct described in the "no strike clause" prior to the effective date.  The ratification bonus will be paid as follows:  $2,000.00 on April
19, 1996; $1,500.00 on April 1, 1997; and $1,000.00 on April 1, 1998.
In order to be eligible for any payment, an employee must have been on the active payroll:  (a) on April 13, 1996; and (b) on the date when any subsequent payment is due.  Eligibility for, and the amount of, the payment are not tied to the number of hours worked or the nature or amount of services rendered by otherwise eligible employees.  The ratification bonus is separate from, and will not be included in, an employee's wage rate for purposes of calculating overtime pay, vacation pay, holiday pay, workers'
compensation premiums, or any form of compensation, benefit, payroll tax,
r "roll up" which is calculated based on wage rates.

	APPENDIX B

	INSURANCE & RETIREMENT BENEFITS

	Section 1. Medical Insurance. Effective May 1, 1996, the Company shall provide bargaining unit employees with the benefits enumerated in Aetna Health Plans' "Open Choice PPO" plan. A summary of benefits for the "Open Choice PPO" is attached as Appendix "C."

	Section 2. Dental Insurance. Effective May 1, 1996, the Company shall provide bargaining unit employees with the dental benefits enumerated in the "Delta Premier" plan attached as Appendix "D."

	Section 3. Other Insurance. The accidental death/dismemberment and life insurance benefits currently in effect shall be maintained for the life of this agreement at no cost to the employees. The sickness and accident insurance maximum benefit shall be increased to $325.00 per month effective May 1, 1996 and to $350.00 per month effective April 1, 1998. Attached as Appendix "E" are summaries of the benefits for life, accidental death, and sickness and accident insurance. The Company may change medical, dental, or other insurance carriers or self-insure all or any portion of any coverage so long as there is no material change of benefits.

	Section 4. Pension. Effective May 1, 1996, the Company shall contribute $.10 for each hour worked or paid to the National Industrial Group Pension Plan for Labor-Management Groups ("NIGPP"). The Company's hourly rate of contribution shall be increased to $.15 on April 1, 1997 and to $.20 on April 1, 1998. The Union acknowledges that the Company's responsibility is limited to providing the defined contribution and that the Company has no role or responsibility regarding the extent of the benefits provided by NIGPP.


	Section 5. 401K & Profit Sharing Plans. The Company's 401K plan will be amended to suspend any further matching contributions by the Company on behalf of bargaining unit employees following the pay period ending April 13, 1996.
The employees' right to contribute shall be maintained. The Company's profit-sharing plan will be amended to terminate the participation of bargaining unit employees effective April 13, 1996. This shall not affect the employees' entitlement to receive their lump sum distribution for the period ending March 31, 1996.

	APPENDIX E




	[STEEL TECH LETTERHEAD]


Don Jividen
UAW Region 1A
9650 Telegraph Road
Taylor, MI  48180

	Letter #96-1
Dear Mr. Jividen:

	During the negotiation of our 1996 agreement, the UAW expressed concern about the prospect of a sale of the plant. The purpose of this letter is to address that concern. Steel Technologies hereby warrants and represents that:

	 	Its Belleville Road plant is essential to servicing the Company's Detroit area customers on a cost-effective basis.

	 	We have no current intention to sell our Belleville Road plant and have never considered selling the plant.

	 	We have never had any discussions with a potential purchaser and are not seeking a purchaser.

	In the unlikely event that we should ever consider selling the plant, the following procedures shall apply:

	 	Before signing a contract of sale, the Company will deliver a copy of the UAW collective bargaining agreement to any prospective purchaser.

	 	At least 30 days prior to any transfer of assets, the Company shall deliver a copy of any contract for the sale of the plant to the UAW and bargain in good faith concerning the effects of any sale upon bargaining unit employees.**


	 	The UAW shall have the right to strike if, at the time the assets are transferred, the purchaser has neither adopted the terms of the Company's collective bargaining agreement nor negotiated a substitute agreement acceptable to the UAW.


							STEEL TECHNOLOGIES, INC.



							By	____________________________
								J. C. THOMAS, V.P.


AGREED:

UAW



By	____________________________
     *Any employee who has taken one or more paid sick days during the period January 1 through April 14, 1996 shall be entitled to two (2) floating holidays in 1996.
     **The sales price and any proprietary financial data may be expunged from the UAW's copy of the contract.





















________________

	*Gas chromatography/mass spectrometry testing.









____________________

	*Actual work days (not calendar days).








Don Jividen
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